UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 893-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 16, 2015, Lilis Energy, Inc. (the “Company”) received a letter from the Listing Qualifications Staff (the "Staff") of The NASDAQ Stock Market LLC ("NASDAQ") indicating that, as a result of the Company’s determination that Mr. Ronald D. Ormand is not “independent” under SEC Rule 10A-3, the Company does not satisfy NASDAQ Listing Rule 5605(c)(2) insofar as the Company does not have an audit committee solely composed of at least three independent directors.

As previously disclosed, the Company received notice from the Staff on November 24, 2015 that, based upon the Company’s continued non-compliance with the $10 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in NASDAQ Listing Rule 5450(b)(1)(A), the Company’s securities would be subject to delisting unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"). The Company timely requested a hearing before the Panel, at which hearing the Company will present its plan to satisfy all applicable listing requirements for continued listing on NASDAQ, including the audit committee composition requirement referenced herein. In addition to the foregoing and as previously disclosed, the Company remains subject to a grace period, through March 21, 2016, to satisfy the $1.00 bid price requirement set forth in NASDAQ Listing Rule 5450(a)(1).

The Company’s listing on NASDAQ will continue at least pending the completion of the hearing process and the expiration of any extension granted by the Panel. There can be no assurance, however, that the Panel will grant the Company's request for continued listing or that the Company will be able to timely evidence compliance with the terms of any extension granted by the Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2015	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Executive Vice President and Chief Financial Officer

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